Exhibit 10.29
ORBITAL SCIENCES CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
STOCK UNIT AGREEMENT
     Orbital Sciences Corporation, a Delaware corporation (the “Company”), hereby grants stock units (“Stock Units”) relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee. This grant of stock units is conditioned upon the Grantee’s acceptance of the terms and conditions set forth in this Stock Unit Agreement (the “Agreement”) and in the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the “Plan”), a copy of which will be provided on request. The Plan will control in the event any provisions of this Agreement should appear to be inconsistent with the terms of the Plan.

Grant Date:

Name of Grantee:

Number of Stock Units Covered by Grant:

Vesting Schedule:

Vesting Date	Vesting Percentage

Attachment                      This is not a stock certificate or a negotiable instrument.

ORBITAL SCIENCES CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
STOCK UNIT AGREEMENT
The capitalized terms below shall have the meanings assigned to them in the Plan, unless otherwise defined in this Agreement.

Stock Unit Transferability	This grant is an award of Stock Units in the number of units set forth on the cover sheet, subject to the vesting conditions described below. Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided, that, you are an employee or director of the Company on the relevant vesting dates. If your employment or directorship (“Service”) is terminated other than by reason of death or Total Disability, you will forfeit any Stock Units in which you have not yet become vested. If you die or incur a Total Disability prior to any of the relevant vesting dates, then your interest in the Stock Units will become 100% vested upon the date of such event (the “Accelerated Vesting Date”).

Delivery of Stock Pursuant to Stock Units	The shares of Stock represented by this Agreement shall be delivered to you, or to your eligible beneficiary or your estate on the vesting dates set forth on the cover sheet (the “Vesting Dates”) or on the Accelerated Vesting Date, as applicable; provided, that, if your Service is terminated other than by reason of death, Total Disability or Cause prior to any of the Vesting Dates, you will instead be delivered the vested portion of the shares of Stock represented by this Agreement. If the Board determines that you engaged in conduct that would constitute Cause, then you shall forfeit of all of your Stock Units.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Legal Department to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.